Exhibit 5.4

[Letterhead of Sullivan & Cromwell LLP]

February 23, 2021

The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282.

Ladies and Gentlemen:

We refer to the Amended and Restated General Guarantee Agreement, dated September 28, 2018 (the “Guarantee Agreement”), by The Goldman Sachs Group, Inc., a Delaware corporation (the “Guarantor”), which is Exhibit 4.89 to the Registration Statement referenced below. We understand that Goldman Sachs Bank USA, a New York corporation and a subsidiary of the Guarantor (“GS Bank”), intends to issue, offer and sell notes and deposit notes from time to time, either directly or to or through affiliated or other financial institutions, and that those notes and deposit notes would be subject to the Guarantee Agreement.

We are acting as counsel to the Guarantor in connection with the filing today by the Guarantor of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers the guarantees by the Guarantor, upon the terms and subject to the conditions set forth in the Guarantee Agreement (the “Guarantees”), of the obligations of GS Bank under certain notes (the “Notes”) and deposit notes (the “Deposit Notes”) identified in the prospectus dated February 23, 2021 contained in the Registration Statement.

In connection with the filing of the Registration Statement, we, as counsel to the Guarantor, have examined such corporate records, certificates and other documents, including the resolutions of the Guarantor’s Board of Directors authorizing the issuance of the Guarantees (the “Resolutions”), and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when any Notes or Deposit Notes are issued, offered and sold by GS Bank, the Guarantees of such Notes or Deposit Notes, as applicable, will constitute valid and legally binding obligations of the Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this opinion, we have assumed that each

The Goldman Sachs Group, Inc.	-2-

Note or Deposit Note, when issued, offered and sold by GS Bank, will have been duly authorized, issued and paid for and that the issuance, offer and sale thereof, and the use of the proceeds therefrom, will comply with all applicable laws and will not cause the Guarantor, by issuing the Guarantees, to violate any applicable law.

We note that, as of the date of this opinion, a judgment for money in an action based on an obligation denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular obligation is denominated into United States dollars will depend upon various factors, including which court renders the judgment. For example, a state court in the State of New York rendering a judgment on such an obligation denominated in a foreign currency would be required under Section 27 of the New York Judiciary Law to render such judgment in such foreign currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We note that GS Bank is organized under the Banking Law of the State of New York, and we are expressing no opinion as to the Notes or Deposit Notes or the obligations of GS Bank thereunder.

We have relied as to certain matters on information obtained from public officials, officers of the Guarantor and other sources believed by us to be responsible, and we have assumed, without independent verification, that the signatures on all documents examined by us are genuine. We have further assumed that, when each Note or Deposit Note is issued, offered and sold by GS Bank, the authority granted in the Resolutions will remain in effect and no action will be taken in contravention of any applicable limit established pursuant to the Resolutions from time to time; that there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Guarantees; that the Guarantee Agreement will not have been amended or terminated in any manner relevant to the Notes or Deposit Notes; and that the performance by the Guarantor of its obligations under the Guarantees will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantor and will not result in a default under or breach of any agreement or instrument then binding upon the Guarantor.

The Goldman Sachs Group, Inc.	-3-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Our Guarantee” in the prospectus relating to the Guarantees of Notes and Deposit Notes contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP